*FOR IMMEDIATE RELEASE*

FIRST SAVINGS FINANCIAL GROUP, INC.
AUTHORIZES STOCK REPURCHASE PROGRAM
AND DECLARES SPECIAL CASH DIVIDEND

December 2, 2009, Clarksville, Indiana — First Savings Financial Group, Inc. (Nasdaq: “FSFG”) (the “Company”), the holding company for First Savings Bank, F.S.B. (the “Bank”), announced today that its Board of Directors has authorized a stock repurchase program to acquire up to 127,102 shares, or 5.0%, of the Company’s outstanding common stock.  Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.  Repurchased shares will be held in treasury.

The Company also announced today that its Board of Directors has declared a special cash dividend of $0.08 per share on its outstanding common stock, payable on or about January 19, 2010 to stockholders of record as of the close of business on January 4, 2010.  The special dividend is a one-time event and there is no assurance that the Company will declare and pay another special dividend.

Commenting on the announcement, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We are very pleased at the opportunity to enhance shareholder value by deploying excess capital in a manner consistent with the desire of our Board, our management and our shareholders at large.  While other institutions are challenged to raise additional capital, we continue to be a well-capitalized organization with the ability to take advantage of these strategic opportunities.”

First Savings Bank, F.S.B. operates fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Customers may access their accounts at the Bank and online, via on-line banking and electronic bill payments, with Internet access through the Bank’s website at www.fsbbank.net.  Customers of the Bank’s Community First Bank Division (the “Division”) can continue to access their accounts at the Division’s locations and on-line, via on-line banking and electronic bill payments, with Internet access through the Division’s website at www.c-f-b.com.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

For further information contact:

Larry W. Myers
President and Chief Executive Officer
First Savings Financial Group, Inc.
First Savings Bank, F.S.B.
(812) 283-0724